SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                     COMMISSION FILE NO.:  0-15966


                   JMB INCOME PROPERTIES, LTD. - XI
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)


900 N. Michigan Avenue, Chicago, Illinois                    312-915-1987
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(Address and telephone number of registrant's principal executive offices)


                     LIMITED PARTNERSHIP INTERESTS
       (Title of each class of securities covered by this Form)


                                 NONE
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(ii)   [   ]
     Rule 12g-4(a)(2)(ii)   [   ]      Rule 15d-6             [ X ]
     Rule 12h-3(b)(1)(i)    [ X ]

     Approximate number of holders of record as of the certification or notice date:

                     ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934. JMB Income Properties, Ltd. - XI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  JMB REALTY CORPORATION
                                  Managing General Partner



                                  By:  GAILEN J. HULL
                                       ------------------------------
                                       Gailen J. Hull
                                       Senior Vice President


Dated:  March 19, 2001